--------------------------
                                                             OMB APPROVAL
                                                      --------------------------
                                                      OMB      Number: 3235-0145
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                                                      hours per response....14.5
                                                      --------------------------


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                    Hercules Technology Growth Capital, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $0.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    427096102
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2006
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|      Rule 13d-1(b)
|X|      Rule 13d-1(c)
|_|      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)
                               Page 1 of 28 Pages
                         Exhibit Index Found on Page 27

                                       13G
===================
CUSIP No. 427096102
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 2,006,181 Shares, which is 8.8% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            California
------------====================================================================
                                    SOLE VOTING POWER
                            5
        NUMBER OF                   -0-
                        ------------============================================
         SHARES                     SHARED VOTING POWER
      BENEFICIALLY          6
        OWNED BY                    630,257  [See Preliminary Note]
                        ------------============================================
          EACH                      SOLE DISPOSITIVE POWER
                            7
        REPORTING                   -0-
       PERSON WITH      ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    630,257  [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            630,257  [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            2.8%  [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================


                               Page 2 of 28 Pages

                                       13G
===================
CUSIP No. 427096102
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 2,006,181 Shares, which is 8.8% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            California
------------====================================================================
                                    SOLE VOTING POWER
                            5
        NUMBER OF                   -0-
                        ------------============================================
         SHARES                     SHARED VOTING POWER
      BENEFICIALLY          6
        OWNED BY                    589,208  [See Preliminary Note]
                        ------------============================================
          EACH                      SOLE DISPOSITIVE POWER
                            7
        REPORTING                   -0-
       PERSON WITH      ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    589,208  [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            589,208  [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            2.6%  [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================


                               Page 3 of 28 Pages

                                       13G
===================
CUSIP No. 427096102
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners II, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 2,006,181 Shares, which is 8.8% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            California
------------====================================================================
                                    SOLE VOTING POWER
                            5
        NUMBER OF                   -0-
                        ------------============================================
         SHARES                     SHARED VOTING POWER
      BENEFICIALLY          6
        OWNED BY                    337,546  [See Preliminary Note]
                        ------------============================================
          EACH                      SOLE DISPOSITIVE POWER
                            7
        REPORTING                   -0-
       PERSON WITH      ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    337,546  [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            337,546  [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            1.5%  [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================


                               Page 4 of 28 Pages

                                       13G
===================
CUSIP No. 427096102
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners III, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 2,006,181 Shares, which is 8.8% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                            5
        NUMBER OF                   -0-
                        ------------============================================
         SHARES                     SHARED VOTING POWER
      BENEFICIALLY          6
        OWNED BY                    334,146  [See Preliminary Note]
                        ------------============================================
          EACH                      SOLE DISPOSITIVE POWER
                            7
        REPORTING                   -0-
       PERSON WITH      ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    334,146  [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            334,146  [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            1.5%  [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================


                               Page 5 of 28 Pages

                                       13G
===================
CUSIP No. 427096102
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Tinicum Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 2,006,181 Shares, which is 8.8% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            New York
------------====================================================================
                                    SOLE VOTING POWER
                            5
        NUMBER OF                   -0-
                        ------------============================================
         SHARES                     SHARED VOTING POWER
      BENEFICIALLY          6
        OWNED BY                    115,024  [See Preliminary Note]
                        ------------============================================
          EACH                      SOLE DISPOSITIVE POWER
                            7
        REPORTING                   -0-
       PERSON WITH      ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    115,024  [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            115,024  [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.5%  [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================


                               Page 6 of 28 Pages

                                       13G
===================
CUSIP No. 427096102
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Partners, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 2,006,181 Shares, which is 8.8% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                            5
        NUMBER OF                   -0-
                        ------------============================================
         SHARES                     SHARED VOTING POWER
      BENEFICIALLY          6
        OWNED BY                    2,006,181 [See Preliminary Note]
                        ------------============================================
          EACH                      SOLE DISPOSITIVE POWER
                            7
        REPORTING                   -0-
       PERSON WITH      ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    2,006,181 [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            2,006,181 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            8.8% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            OO
------------====================================================================


                               Page 7 of 28 Pages

                                       13G
===================
CUSIP No. 427096102
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Chun R. Ding
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 2,006,181 Shares, which is 8.8% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            5
        NUMBER OF                   -0-
                        ------------============================================
         SHARES                     SHARED VOTING POWER
      BENEFICIALLY          6
        OWNED BY                    2,006,181  [See Preliminary Note]
                        ------------============================================
          EACH                      SOLE DISPOSITIVE POWER
                            7
        REPORTING                   -0-
       PERSON WITH      ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    2,006,181  [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            2,006,181  [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            8.8%  [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                               Page 8 of 28 Pages

                                       13G
===================
CUSIP No. 427096102
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Duhamel
-------------===================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 2,006,181 Shares, which is 8.8% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            5
        NUMBER OF                   -0-
                        ------------============================================
         SHARES                     SHARED VOTING POWER
      BENEFICIALLY          6
        OWNED BY                    2,006,181  [See Preliminary Note]
                        ------------============================================
          EACH                      SOLE DISPOSITIVE POWER
                            7
        REPORTING                   -0-
       PERSON WITH      ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    2,006,181  [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            2,006,181  [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            8.8%  [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                               Page 9 of 28 Pages

                                       13G
===================
CUSIP No. 427096102
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Charles E. Ellwein  [See Preliminary Note]
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 2,006,181 Shares, which is 8.8% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            5
        NUMBER OF                   -0-
                        ------------============================================
         SHARES                     SHARED VOTING POWER
      BENEFICIALLY          6
        OWNED BY                    -0-
                        ------------============================================
          EACH                      SOLE DISPOSITIVE POWER
                            7
        REPORTING                   -0-
       PERSON WITH      ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    -0-
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            -0-
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                              Page 10 of 28 Pages

                                       13G
===================
CUSIP No. 427096102
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Richard B. Fried
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 2,006,181 Shares, which is 8.8% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            5
        NUMBER OF                   -0-
                        ------------============================================
         SHARES                     SHARED VOTING POWER
      BENEFICIALLY          6
        OWNED BY                    2,006,181  [See Preliminary Note]
                        ------------============================================
          EACH                      SOLE DISPOSITIVE POWER
                            7
        REPORTING                   -0-
       PERSON WITH      ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    2,006,181  [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            2,006,181  [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            8.8%  [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                              Page 11 of 28 Pages

                                       13G
===================
CUSIP No. 427096102
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Monica R. Landry
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 2,006,181 Shares, which is 8.8% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            5
        NUMBER OF                   -0-
                        ------------============================================
         SHARES                     SHARED VOTING POWER
      BENEFICIALLY          6
        OWNED BY                    2,006,181  [See Preliminary Note]
                        ------------============================================
          EACH                      SOLE DISPOSITIVE POWER
                            7
        REPORTING                   -0-
       PERSON WITH      ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    2,006,181  [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            2,006,181  [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            8.8%  [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                              Page 12 of 28 Pages

                                       13G
===================
CUSIP No. 427096102
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Douglas M. MacMahon   [See Preliminary Note]
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 2,006,181 Shares, which is 8.8% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            5
        NUMBER OF                   -0-
                        ------------============================================
         SHARES                     SHARED VOTING POWER
      BENEFICIALLY          6
        OWNED BY                    2,006,181  [See Preliminary Note]
                        ------------============================================
          EACH                      SOLE DISPOSITIVE POWER
                            7
        REPORTING                   -0-
       PERSON WITH      ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    2,006,181  [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            2,006,181  [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            8.8%  [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                              Page 13 of 28 Pages

                                       13G
===================
CUSIP No. 427096102
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Mellin
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 2,006,181 Shares, which is 8.8% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            5
        NUMBER OF                   -0-
                        ------------============================================
         SHARES                     SHARED VOTING POWER
      BENEFICIALLY          6
        OWNED BY                    2,006,181  [See Preliminary Note]
                        ------------============================================
          EACH                      SOLE DISPOSITIVE POWER
                            7
        REPORTING                   -0-
       PERSON WITH      ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    2,006,181  [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            2,006,181  [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            8.8%  [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                              Page 14 of 28 Pages

                                       13G
===================
CUSIP No. 427096102
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Stephen L. Millham
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 2,006,181 Shares, which is 8.8% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            5
        NUMBER OF                   -0-
                        ------------============================================
         SHARES                     SHARED VOTING POWER
      BENEFICIALLY          6
        OWNED BY                    2,006,181  [See Preliminary Note]
                        ------------============================================
          EACH                      SOLE DISPOSITIVE POWER
                            7
        REPORTING                   -0-
       PERSON WITH      ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    2,006,181  [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            2,006,181  [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            8.8%  [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                              Page 15 of 28 Pages

                                       13G
===================
CUSIP No. 427096102
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Jason E. Moment
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 2,006,181 Shares, which is 8.8% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            5
        NUMBER OF                   -0-
                        ------------============================================
         SHARES                     SHARED VOTING POWER
      BENEFICIALLY          6
        OWNED BY                    2,006,181  [See Preliminary Note]
                        ------------============================================
          EACH                      SOLE DISPOSITIVE POWER
                            7
        REPORTING                   -0-
       PERSON WITH      ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    2,006,181  [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            2,006,181  [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            8.8%  [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                              Page 16 of 28 Pages

                                       13G
===================
CUSIP No. 427096102
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Rajiv A. Patel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 2,006,181 Shares, which is 8.8% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            5
        NUMBER OF                   -0-
                        ------------============================================
         SHARES                     SHARED VOTING POWER
      BENEFICIALLY          6
        OWNED BY                    2,006,181  [See Preliminary Note]
                        ------------============================================
          EACH                      SOLE DISPOSITIVE POWER
                            7
        REPORTING                   -0-
       PERSON WITH      ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    2,006,181  [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            2,006,181  [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            8.8%  [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                              Page 17 of 28 Pages

                                       13G
===================
CUSIP No. 427096102
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Derek C. Schrier
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 2,006,181 Shares, which is 8.8% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            5
        NUMBER OF                   -0-
                        ------------============================================
         SHARES                     SHARED VOTING POWER
      BENEFICIALLY          6
        OWNED BY                    2,006,181  [See Preliminary Note]
                        ------------============================================
          EACH                      SOLE DISPOSITIVE POWER
                            7
        REPORTING                   -0-
       PERSON WITH      ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    2,006,181  [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            2,006,181  [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            8.8%  [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                              Page 18 of 28 Pages

                                       13G
===================
CUSIP No. 427096102
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Thomas F. Steyer
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 2,006,181 Shares, which is 8.8% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            5
        NUMBER OF                   -0-
                        ------------============================================
         SHARES                     SHARED VOTING POWER
      BENEFICIALLY          6
        OWNED BY                    2,006,181  [See Preliminary Note]
                        ------------============================================
          EACH                      SOLE DISPOSITIVE POWER
                            7
        REPORTING                   -0-
       PERSON WITH      ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    2,006,181  [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            2,006,181  [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            8.8%  [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                              Page 19 of 28 Pages

                                       13G
===================
CUSIP No. 427096102
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Mark C. Wehrly
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 2,006,181 Shares, which is 8.8% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            5
        NUMBER OF                   -0-
                        ------------============================================
         SHARES                     SHARED VOTING POWER
      BENEFICIALLY          6
        OWNED BY                    2,006,181  [See Preliminary Note]
                        ------------============================================
          EACH                      SOLE DISPOSITIVE POWER
                            7
        REPORTING                   -0-
       PERSON WITH      ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    2,006,181  [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            2,006,181  [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            8.8%  [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                              Page 20 of 28 Pages

     This Amendment No. 2 to Schedule 13G amends and restates in its entirety the Schedule 13G initially filed on February 14, 2006 (collectively, with all amendments thereto, the "Schedule 13G").

         Preliminary Note: The Reporting Persons (as defined below) are filing this Schedule 13G with respect to the Common Stock, par value $0.001 per share (the "Shares"), of Hercules Technology Growth Capital, Inc. (the "Company"). The Reporting Persons own, in aggregate, 1,873,701 Shares and 132,480 Warrants issued by the Company (the "Warrants"), each Warrant immediately exercisable for one Share. The Reporting Persons are filing this Schedule 13G to report their beneficial ownership of 2,006,181 Shares through their ownership of Shares and Warrants. All numbers and percentages contained in this Schedule 13G represent Shares (including Shares owned directly by the Reporting Persons and Shares deemed to be beneficially owned through the Warrants owned by the Reporting Persons) and not Warrants, unless stated otherwise. All percentages are based on the 16,188,402 Shares outstanding as of November 3, 2006 (as confirmed by the Company), plus the 5,700,000 Shares offered by the Company and an underwriter's option that was exercised to purchase an additional 840,000 Shares pursuant to a preliminary prospectus of the Company dated November 30, 2006, plus the additional Shares that would be issued if each Reporting Person exercised the Warrants it owns as of the date of this filing. The percentages do not assume the exercise of Warrants held by any other persons or entities. For information regarding the Warrants, see the Post-Effective Amendment No. 2 to the Company's Registration Statement filed on Form N-2 with the Securities and Exchange Commission on January 20, 2006.

         This Schedule 13G reports that effective as of January 1, 2007, Douglas
M. MacMahon became a managing member of Farallon Partners, L.L.C., a Reporting Person listed below, and as such may be deemed to be a beneficial owner of the securities beneficially owned by such entity as of such date.

         This Schedule 13G reports that  effective as of April 3, 2006,  Charles
E. Ellwein resigned as a managing member of Farallon Partners, L.L.C., and Mr. Ellwein may therefore no longer be deemed a beneficial owner of the Company's securities reported herein.

Item 1.  Issuer
         ------

         (a)      Name of Issuer:
                  --------------

                  Hercules Technology Growth Capital, Inc.

         (b)      Address of Issuer's Principal Executive Offices:
                  -----------------------------------------------

                  400 Hamilton Avenue, Suite 310, Palo Alto, California 94301

Item 2.  Identity And Background
         -----------------------

         Title Of Class Of Securities And CUSIP Number (Item 2(d) and (e))
         ----------------------------------------------------------------


                              Page 21 of 28 Pages

         This statement relates to shares of Common Stock, par value $0.001 per share, of the Company. The CUSIP number of the Shares is 427096102.

         Name Of Persons Filing, Address Of Principal Business Office And
         ----------------------------------------------------------------
         Citizenship (Item 2(a), (b) and (c))
         ------------------------------------

         This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons."

         The Farallon Funds
         ------------------

                  (i) Farallon Capital Partners, L.P., a California limited partnership ("FCP"), with respect to the Shares beneficially owned by it (through its ownership of Shares and Warrants);

                  (ii) Farallon Capital Institutional Partners, L.P., a California limited partnership ("FCIP"), with respect to the Shares beneficially owned by it (through its ownership of Shares and Warrants);

                  (iii) Farallon Capital Institutional Partners II, L.P., a California limited partnership ("FCIP II"), with respect to the Shares beneficially owned by it (through its ownership of Shares and Warrants);

                  (iv) Farallon Capital Institutional Partners III, L.P., a Delaware limited partnership ("FCIP III"), with respect to the Shares beneficially owned by it (through its ownership of Shares and Warrants); and

                  (v) Tinicum Partners, L.P., a New York limited partnership ("Tinicum"), with respect to the Shares beneficially owned by it (through its ownership of Shares and Warrants).

        FCP, FCIP, FCIP II, FCIP III and Tinicum are together referred to herein as the "Farallon Funds."

         The Farallon General Partner
         ----------------------------

                  (vi) Farallon Partners, L.L.C., a Delaware limited liability company which is the general partner of each of the Farallon Funds (the "Farallon General Partner"), with respect to the Shares beneficially owned by each of the Farallon Funds (through their ownership of Shares and Warrants).

         The Farallon Managing Members
         -----------------------------

                  (vii) The following persons who are, or solely with respect to Charles E. Ellwein were, managing members of the Farallon General Partner, with respect to the Shares beneficially owned by the Farallon Funds: Chun R. Ding


                              Page 22 of 28 Pages

                           ("Ding"), William F. Duhamel ("Duhamel"), Charles E. Ellwein ("Ellwein"), Richard B. Fried ("Fried"), Monica R. Landry ("Landry"), Douglas M. MacMahon ("MacMahon"), William F. Mellin ("Mellin"), Stephen
                           L. Millham ("Millham"), Jason E. Moment ("Moment"), Rajiv A. Patel ("Patel"), Derek C. Schrier ("Schrier"), Thomas F. Steyer ("Steyer") and Mark C. Wehrly ("Wehrly").

         Ding, Duhamel, Ellwein, Fried, Landry, MacMahon, Mellin, Millham, Moment, Patel, Schrier, Steyer and Wehrly are together referred to herein as the "Farallon Individual Reporting Persons."

         The citizenship of each of the Farallon Funds and the Farallon General Partner is set forth above. Each of the Farallon Individual Reporting Persons is a citizen of the United States. The address of the principal business office of each of the Reporting Persons is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111.

Item 3.  If This Statement Is Filed Pursuant To Sections 240.13d-1(b) or
         ---------------------------------------------------------------
         240.13d-2(b) or (c), Check Whether The Person Filing Is An Entity
         -----------------------------------------------------------------
         Specified In (a) - (j):
         -----------------------

         Not Applicable.

         If This Statement Is Filed Pursuant To Section 240.13d-1(c), Check This
         -----------------------------------------------------------------------
         Box. [X]
         ----

Item 4.  Ownership
         ---------

         The information required by Items 4(a) - (c) and set forth in Rows 5 through 11 of the cover page for each Reporting Person hereto is incorporated herein by reference for each such Reporting Person.

         The Shares reported hereby for the Farallon Funds are owned directly by the Farallon Funds. The Warrants in respect of which the Farallon Funds are deemed to beneficially own Shares are owned directly by the Farallon Funds. The Farallon General Partner, as general partner to the Farallon Funds, may be deemed to be the beneficial owner of all such Shares owned by the Farallon Funds. Other than Ellwein, the Farallon Individual Reporting Persons, as managing members of the Farallon General Partner with the power to exercise investment discretion, may each be deemed to be the beneficial owner of all such Shares beneficially owned by the Farallon Funds. Each of the Farallon General Partner and the Farallon Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

Item 5.  Ownership Of Five Percent Or Less Of A Class
         --------------------------------------------

         Not Applicable.

Item 6.  Ownership Of More Than Five Percent On Behalf Of Another Person
         ---------------------------------------------------------------

         Not Applicable.


                              Page 23 of 28 Pages

Item 7.  Identification And Classification Of The Subsidiary Which Acquired The
         ----------------------------------------------------------------------
         Security Being Reported On By The Parent Holding Company
         --------------------------------------------------------

         Not Applicable.

Item 8.  Identification And Classification Of Members Of The Group
         ---------------------------------------------------------

         The Reporting Persons are filing this Schedule 13G pursuant to Section 240.13d-1(c). Consistent with Item 2 of the cover page for each Reporting Person above, the Reporting Persons neither disclaim nor affirm the existence of a group among them.

Item 9.  Notice Of Dissolution Of Group
         ------------------------------

         Not Applicable.

Item 10. Certification
         -------------

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.























                              Page 24 of 28 Pages

                                   SIGNATURES
                                   ----------


         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  January 19, 2007


                  /s/ Monica R. Landry
               ----------------------------------------
               FARALLON PARTNERS, L.L.C.,
               On its own behalf and
               as the General Partner of
               FARALLON CAPITAL PARTNERS, L.P.,
               FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,
               FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.,
               FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P. and TINICUM PARTNERS, L.P.
               By Monica R. Landry,
               Managing Member



                  /s/ Monica R. Landry
               ----------------------------------------
               Monica R. Landry, individually and as attorney-in-fact for each of Chun R. Ding, William F. Duhamel, Charles E. Ellwein, Richard B. Fried, Douglas M. MacMahon, William F. Mellin, Stephen
               L. Millham, Jason E. Moment, Rajiv A. Patel, Derek C. Schrier, Thomas F. Steyer and Mark C. Wehrly

         The Powers of Attorney executed by Duhamel, Fried, Mellin, Millham, Steyer and Wehrly authorizing Landry to sign and file this Schedule 13G on each person's behalf, which were filed with Amendment No. 2 to the Schedule 13D filed with the Securities and Exchange Commission on July 16, 2003, by such Reporting Persons with respect to the Common Stock of New World Restaurant Group, Inc., are hereby incorporated by reference. The Powers of Attorney executed by Ding and Schrier authorizing Landry to sign and file this Schedule 13G on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on July 2, 2003, by such Reporting Persons with respect to the Common Stock of Salix Pharmaceuticals, Ltd., are hereby incorporated by reference. The Powers of Attorney executed by Ellwein and Patel authorizing Landry to sign and file this Schedule 13G on each person's behalf, which were filed with Amendment No. 4 to the Schedule 13G filed with the Securities and Exchange Commission on January 8, 2004, by such Reporting Persons with respect to the Common Stock of Catalytica Energy Systems, Inc., are hereby incorporated by reference. The Power of Attorney executed by Moment authorizing Landry to sign and file this Schedule 13G on his behalf, which was filed with the Schedule 13D


                              Page 25 of 28 Pages
filed with the Securities and Exchange Commission on January 9, 2006, by such Reporting Person with respect to the Common Stock of Vintage Petroleum, Inc., is hereby incorporated by reference. The Power of Attorney executed by MacMahon authorizing Landry to sign and file this Schedule 13G on his behalf, which was filed with the Schedule 13D filed with the Securities and Exchange Commission on January 5, 2007, by such Reporting Person with respect to the Class A Common Stock of Univision Communications Inc., is hereby incorporated by reference.





















                              Page 26 of 28 Pages

                                  EXHIBIT INDEX

EXHIBIT 2                                Joint Acquisition Statement Pursuant to
                                         Section 240.13d-1(k)



























                              Page 27 of 28 Pages

                                                                       EXHIBIT 2
                                                                              to
                                                                    SCHEDULE 13G


                           JOINT ACQUISITION STATEMENT
                        PURSUANT TO SECTION 240.13d-1(k)
                        --------------------------------

         The undersigned  acknowledge and agree that the foregoing  statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated:  January 19, 2007


                  /s/ Monica R. Landry
               ----------------------------------------
               FARALLON PARTNERS, L.L.C.,
               On its own behalf and
               as the General Partner of
               FARALLON CAPITAL PARTNERS, L.P.,
               FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,
               FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.,
               FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P. and TINICUM PARTNERS, L.P.
               By Monica R. Landry,
               Managing Member



                  /s/ Monica R. Landry
               ----------------------------------------
               Monica R. Landry, individually and as attorney-in-fact for each of Chun R. Ding, William F. Duhamel, Charles E. Ellwein, Richard B. Fried, Douglas M. MacMahon, William F. Mellin, Stephen
               L. Millham, Jason E. Moment, Rajiv A. Patel, Derek C. Schrier, Thomas F. Steyer and Mark C. Wehrly







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